Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Amendment No. 1 to the Registration Statement (Form S-3 No. 333-145417) and related Prospectus of Alesco Financial Inc. for the registration of $140,000,000 7.625% Contingent Convertible Senior Notes due 2027 (the “Notes”) and up to 14,659,680 shares of its common stock issuable upon conversion of the Notes and to the incorporation by reference therein of our reports dated March 16, 2007, with respect to the consolidated financial statements and schedules of Alesco Financial Inc., Alesco Financial Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Alesco Financial Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

September 28, 2007